EXHIBIT 99.1

                             JOINT FILING AGREEMENT

         We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.


Dated:   November 21, 2005

                                       /s/ Peter J. Weidhorn
                              ---------------------------------------------
                                   PETER J. WEIDHORN


                              PREFERRED INVESTMENT I, LLC


                              By:      /s/ Peter J. Weidhorn
                                 ------------------------------------------
                                   Peter J. Weidhorn, its Managing Member


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